 As filed with the Securities and Exchange Commission on February 10, 1999

                                                 Registration No. 333-69533
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                        Group Maintenance America Corp.
             (Exact name of Registrant as specified in its charter)

          Texas                      1711                    76-0535259
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial            Identification No.)
   of incorporation or       Classification Code
      organization)                Number)

                                                   Randolph W. Bryant
                                             Senior Vice President, General
 8 Greenway Plaza, Suite 1500                    Counsel and Secretary
     Houston, Texas 77046                     8 Greenway Plaza, Suite 1500
        (713) 860-0100                            Houston, Texas 77046
                                                     (713) 860-0100
 (Address, including zip code
        and telephone                  (Name, address, including zip code and
 number, including area code,          telephone number, including area code,
       of Registrant's                         of agent for service)
 principal executive offices)






                               ----------------
                                   Copies to:
                                 Gary W. Orloff
                         Bracewell & Patterson, L.L.P.
                       711 Louisiana Street , Suite 2900
                           Houston, Texas 77002-2781
                             Phone: (713) 221-1306
                           Telecopier: (713) 221-1212

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

  Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to 3,341,034 shares of Common Stock registered on Form S-4, Registration No. 333-63923, which was declared effective on September 28, 1998 (the "Previously Registered Securities"). This Registration Statement constitutes Post-Effective Amendment No. 1 to such Registration Statement, pursuant to which the total amount of unsold Previously Registered Securities thereon, without limitation as to class of securities, may be offered and sold as Subordinated Notes, Warrants to Purchase Common Stock and Common Stock, through the use of the combined Prospectus included herein. In the event such Previously Registered Securities are offered and sold prior to the effective date of this Registration Statement, the amount of such Previously Registered Securities so sold will not be included in the prospectus hereunder.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+amended. These securities may not be sold until the related registration + +statement filed with the Securities and Exchange Commission or any applicable + +state securities commission becomes effective. This prospectus is not an + +offer to sell nor is it seeking an offer to buy these securities in any state +
+where the offer or sale is not permitted.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1999


                                      [Logo of GroupMac Appears Here]

                        Group Maintenance America Corp.

                               Subordinated Notes
                                  Common Stock
                       Warrants to Purchase Common Stock
                                Preferred Stock

                                  -----------

  This prospectus covers the sale of several types of securities we may issue in connection with the acquisition of other mechanical and electrical contracting businesses. We may offer and issue from time to time:

 . unsecured subordinated notes in one or more series not to exceed $50,000,000 in aggregate principal amount,

 . 5,341,034 shares of common stock,

 . warrants to purchase up to 2,000,000 shares of common stock issuable upon exercise of the warrants, and

 . one or more series of preferred stock at aggregate offering prices not to exceed $10 million.

  We currently plan to make additional acquisitions of the securities or assets of mechanical and electrical contracting businesses. The number of shares of common stock, the terms on which any shares are issued and the price and other terms at which any notes, warrants and preferred stock are offered will be determined by negotiations between us and representatives of the businesses we acquire. Our common stock trades on the New York Stock Exchange under the symbol "MAK."

  This prospectus discusses the terms of the common stock and the terms common to any notes, warrants and preferred stock we might issue. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

  Investing in the notes involves risks which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

  These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is         , 1999.

                               TABLE OF CONTENTS

                                     Page
                                     ----
About This Prospectus...............   2
Group Maintenance America Corp......   3
Recent Developments.................   4
Risk Factors........................   5
Ratios of Earnings to Fixed Charges
 and Earnings to Fixed Charges and
 Preferred Stock Dividends..........  11
Description of Notes................  12

                                                                       Page
                                                                       ----
Description of Warrants...............................................  15
Description of Capital Stock..........................................  16
Plan of Distribution..................................................  19
Cautionary Statements Regarding Forward-Looking Statements............  19
Where You Can Find More Information...................................  20
Experts...............................................................  21

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, offer and issue any combination of the securities described in this prospectus in one or more offerings, so long as the aggregate principal amount of the notes issued does not exceed $50,000,000, the aggregate amount of the preferred stock issued does not exceed $10 million and the number of shares of common stock issued does not exceed 5,341,034. This prospectus provides you with a general description of the securities we may offer and issue. Each time we issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that issuance. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

  You should rely only on the information provided or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                      GROUP MAINTENANCE AMERICA CORP.

  Group Maintenance America Corp, or GroupMAC, is a leading nationwide provider of mechanical and electrical services. We provide services to commercial/industrial and residential customers through our operations in 57 cities across 26 states. Since our inception, we have acquired 64 companies which represent $1,013.1 million in pro forma combined 1997 revenues.

  We provide our commercial/industrial customers with maintenance, repair and replacement and installation services for products such as:

 . Boilers, chillers, and central plants,

 . Process piping, and control systems and

 . Data cabling.

  We provide our residential customers with maintenance, repair and replacement and installation services for products such as:

 . Central air conditioning systems and furnaces,

 . Plumbing fixtures and pipes, and

 . Water heaters.

  When we refer to the business of GroupMAC, the term means Group Maintenance America Corp. and its subsidiaries on a combined basis.

                            RECENT DEVELOPMENTS

  From September 30, 1998 through December 31, 1998, we completed the acquisitions of four companies. On January 14, 1999, we acquired Pacific Rim Mechanical Contractors, Inc., which will be accounted for as a purchase, for approximately $14.1 million of cash and assumed debt, $1.6 million of junior subordinated convertible debt, 0.3 million shares of common stock and warrants to purchase 0.1 million shares of common stock.

  On January 14, 1999, we announced that the holders of 7.2 million shares of our common stock had agreed to extend their lock-up terms through December 31, 1999. These shareholders included our executive officers, our board members, our initial equity sponsor and some larger shareholders who received common stock when we acquired their businesses.

  On January 22, 1999, we completed a private placement to institutional investors of $130 million aggregate principal amount of 9 3/4% senior subordinated notes due 2009. We used the proceeds of that offering to repay indebtedness under our $230 million bank credit agreement (the "credit agreement") that we incurred to make acquisitions of businesses.

  We have letters of intent to acquire two other companies that had aggregate 1997 revenues of approximately $95.5 million. The proposed acquisition of each of these companies is subject to negotiation of definitive agreements, receipt of necessary governmental approvals, completion of due diligence and other conditions to closing. The aggregate purchase price for these companies, subject to adjustment, is approximately $36.4 million of cash and assumed debt and 1.8 million shares of our common stock.

  We currently plan to continue our past business practice of acquiring other businesses in our industry. We are currently evaluating financial statements of potential acquisition targets with approximately $1,100.0 million in annualized revenues from which we intend to select acquisition targets.

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this prospectus before deciding to invest in our securities. We may also discuss other risks you should carefully consider in a prospectus supplement.

Restrictions in Credit Agreement and Indentures on Our Operations--We may not be able to finance future needs or adapt our business plans to changes because of restrictions placed on us by our lenders and noteholders.

  The operating and financial restrictions and covenants in our credit agreement, the indenture governing our senior subordinated notes and the indenture governing these notes adversely affect, and in fact limit or prohibit, our ability to:

 . finance future operations or capital needs,

 . respond to changes in our business or competitive activities,

 . pay dividends on our common stock, or

 . engage in other business activities.

Any future financing arrangements may have the same effect. A breach of any of these restrictions or covenants could cause a default under the credit agreement, other more senior notes and the notes and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

Integration of Acquired Companies--Any delay or inability to integrate businesses we acquire could adversely affect our financial health.

  We have grown, and plan to continue to grow, by acquiring other companies in our industry. Our future success is dependent on our ability to integrate our past and future acquisitions into one enterprise with a common operating plan. We must also monitor the performance of our acquired companies. Many of these acquired companies must change their past operating systems such as accounting, employment, purchasing and marketing. We may not be successful in our efforts to integrate acquired companies or monitor their performance. If we are unable to do so, or if we experience delays or unusual expenses in doing so, it could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Acquisitions for Growth--If our acquisition program strategy is not achieved, our growth will be diminished.

  We plan to grow primarily by acquisitions. This strategy requires that we identify acquisition targets and negotiate and close acquisitions without disrupting our existing operations. The strategy may result in the diversion of our time from operating matters, which may cause the loss of business and personnel. There are also possible adverse effects on earnings resulting from the possible loss of acquired customer bases, amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired business. Our success is dependent upon our ability to identify, acquire, integrate and manage profitably acquired businesses. If we cannot do this, our business and growth may be harmed.

Significant Indebtedness and Interest Payment Obligations--Our substantial indebtedness could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the notes.

  We are highly leveraged. As of January 31, 1999, we have outstanding approximately $247.7 million of consolidated indebtedness, of which approximately $100.1 million is senior indebtedness. We will require substantial capital to finance our anticipated growth, so we expect to incur additional debt in the future. However, we will be limited in the amount we could incur by our existing and future debt agreements.

  Our high level of indebtedness could have important consequences to holders of notes, such as:

 . limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes,

 . limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service,

 . placing us at a competitive disadvantage compared to competitors with less debt,

 . increasing our vulnerability to adverse economic and industry conditions, and

 . increasing our vulnerability to interest rate increases because borrowings under our credit agreement are at variable interest rates.

  Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

Subordination of the Notes to Senior and Senior Subordinated Indebtedness--Your right to receive payment on the notes is junior to most of our existing indebtedness and possibly all of our future borrowings.

  The notes will be subordinate to all our senior and senior subordinated indebtedness. As of January 31, 1999, we have outstanding approximately $230.1 million of senior and senior subordinated indebtedness, $229.5 million of which is guarantor senior and senior subordinated indebtedness. We also may incur additional senior and senior subordinated indebtedness under the terms of the credit agreement. For example, as of January 31, 1999, we have, subject to the terms and conditions thereof, approximately $130.0 million available under our credit agreement which, if borrowed, would be senior indebtedness. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments have been made on our senior and senior subordinated indebtedness. Similarly, in the event of a bankruptcy, liquidation or dissolution of any guarantor, its assets would be available to pay obligations on the guarantee only after all payments had been made on its guarantor senior and senior subordinated indebtedness. In addition, no cash payments may be made with respect to the notes during the continuance of a payment default with respect to senior and senior subordinated indebtedness. Furthermore, under some circumstances, no cash payments with respect to the notes may be made for a period of up to 179 days during each period of 360 days if a nonpayment default exists with respect to designated senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments to you or other holders of the notes. In addition, some events of default under the credit agreement would prohibit us from making any payments on the notes.

Notes are Unsecured--Your right to enforce remedies is limited by the rights of holders of secured debt.

  In addition to being subordinate to all of our senior and senior subordinated indebtedness, the notes will not be secured by any of our assets. Our obligations under our credit agreement are secured by all of our inventory and accounts receivable and those of our subsidiary guarantors and a pledge of the capital stock of each guarantor. If we became insolvent or are liquidated, or if payment under our credit agreement is accelerated, the lenders under our credit agreement would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our bank lenders will have a claim on our assets before the holders of notes that rank senior to these notes and the holders of these notes.

Cyclical Nature of New Installation Market--Downturns in the construction industry could cause our revenues from installing equipment to decrease.

  A substantial portion of our business involves installation of mechanical and electrical systems in newly constructed residences and commercial/industrial facilities. Our revenues from new installation services in the residential market is dependent upon the level of housing starts in the areas in which we operate. The housing industry is cyclical, and our revenues from new residential installation will be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new home buyers and general economic conditions. The level of new commercial/industrial installation services is also affected by changes in economic conditions and interest rates. General downturns in housing starts or new commercial/industrial construction in the areas in which we operate could have a material adverse effect on our business, including its financial condition and results of operations.

Availability of Technicians--A skilled labor force is important to our planned internal growth.

  Our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Shortages of qualified technicians sometimes occur. We cannot assure you that we will be able to maintain an adequate skilled labor force or that our labor expenses will not increase. A shortage of skilled labor would require us to curtail our planned internal growth.

Weather--Our profitability will be affected by prolonged bad weather or seasonal variations.

  Our business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for our maintenance, repair and replacement services. Additionally, our new installation business is affected adversely by extremely cold weather and large amounts of rain. As a result, we expect our revenues and operating results to be lower in our first and fourth calendar quarters. Prolonged weather conditions or seasonal variations may cause unpredictable fluctuations in operating results.

Competition--We face competition from owner-operated companies and large public companies and utilities for the services we provide and for companies we may want to acquire.

  The mechanical and electrical and plumbing service industries are very competitive. These industries are served by small, owner-operated private companies and by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and heating, ventilating and air conditioning equipment manufacturers, and there are few barriers to entry. Some of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than we can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages and may be willing to pay higher prices than we are willing to pay for the same opportunities. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives.

Dependence on Key Personnel--Our business may suffer if we do not retain our management and the management of any company we acquire.

  We depend on our executive officers and senior management personnel and on the senior management of significant businesses we acquire. Our business could be affected adversely if these persons do not continue in their roles and we are unable to attract and retain qualified replacements.

Dependence on Additional Capital for Future Growth--If we cannot use our common stock or raise capital for consideration in acquisitions, we may not be able to grow our business by acquisitions.

  We have financed capital expenditures and acquisitions primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. We currently intend to finance future acquisitions by using shares of our common stock for a significant portion of the consideration to be paid. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to initiate and maintain our acquisition program. We cannot assure you that we will be able to raise the additional capital required. If we cannot do so, our growth through acquisitions may be limited.

Control by Existing Management and Shareholders--GroupMAC's management and larger shareholders can exert substantial influence over our business affairs and their interests may not be the same as other shareholders' interests.

  Our executive officers, directors and 5% shareholders owned in the aggregate approximately 19% of our outstanding common stock as of December 31, 1998. These persons have substantial influence over the outcome of any matters submitted to GroupMAC's shareholders for approval, including the election of our board of directors. These persons may have economic and business reasons to act together that make their interests different from what might be in the best interest of GroupMAC's other shareholders.

Shares Eligible for Future Sale--Most of the shares of our outstanding common stock will be freely-tradeable only in the future and, when they are tradeable, this could cause our stock price to decrease.

  We issued most of the shares of our outstanding common stock as part of our acquisition of other businesses. These shares are currently restricted from resale by contractual lock-up agreements between GroupMAC and the shareholder and, in some cases, by federal and state securities laws. The lock-up agreements controlling these shares generally allow the holder to make sales one year after the acquisition. Should those shareholders all choose to sell their shares, the aggregate effect of many shareholders selling their shares could cause our stock price to decrease.

  As of December 31, 1998, we had 33,153,982 shares of common stock outstanding and only approximately 10.0 million of these shares were freely-tradeable. The restricted shares may only be sold upon their registration under the Securities Act of 1933, pursuant to an available exemption under the securities laws or in accord with any contractual provisions of the lock-up agreement. The contractual lock-up agreements generally have a complete prohibition on the resale of common stock for a term of one year from the date of issuance of the common stock and, during the second year from the date of issuance, resales are limited to no more than 36% of the person's holdings. As of the date of this prospectus, approximately 9.5 million restricted shares of our common stock are eligible for resale under Rule 144 and the contractual lock-up agreements. The shares eligible for sale under Rule 144 must be sold in accordance with the restrictions of that rule, including restrictions on the volume of shares that may be sold and the manner in which they may be sold. After these shares have been held for a period of two years from the date of issuance, both the provisions of Rule 144 and the contractual lock-up agreements, unless extended, will no longer apply and the shares will be freely-tradeable.

Dependence on Subsidiaries for Cash Flow--We rely on our subsidiaries for our operating funds and our subsidiaries have no obligation to supply us with any funds.

  We conduct our operations through subsidiaries and are dependent upon our subsidiaries for the funds we need to operate. We will be dependent on the transfer of funds from our subsidiaries to make the payments due under the notes and other outstanding debt securities. Each of our subsidiaries is a distinct legal entity and has no obligation, contingent or otherwise, to transfer funds to us. Our ability to pay the notes and other outstanding debt securities, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

Volatility of Our Stock Price--We may experience significant fluctuations in the price of our common stock for a variety of reasons, some of which are outside of our control.

  The market price of our common stock may fluctuate significantly from time to time in response to many factors, some of which are:

 . variations in our reported financial results,

 . changing conditions in the general economy, and

 . changing conditions in our industry.

  Stock markets generally experience price and volume volatility from time to time and this may affect the price of our common stock for reasons unrelated to our business performance.

Potential Anti-Takeover Effects--It may be hard for other shareholders to obtain control of GroupMAC because of provisions in our charter documents and state law that allow our current board of directors to defend against those attempts.

  Provisions in GroupMAC's Articles of Incorporation (the "Articles") and Bylaws and the Texas Business Corporation Act (the "TBCA") may delay, inhibit or prevent someone from gaining control of GroupMAC through a tender offer, business combination, proxy contest or some other way. These provisions include:

 . authorization in our Articles for our board of directors to issue preferred stock that have preferences, powers and rights as our board of directors may determine,

 . classification of our board of directors,

 . a TBCA restriction on the ability of shareholders to take action by written consent, and

 . a TBCA restriction on business combinations with some types of interested shareholders.

The Year 2000 Issue--If our computer systems or those with whom we do business are not Year 2000 compliant, our ability to manage our business and our financial results could be harmed.

  Many computer systems, including some of those we use, identify dates using only the last two digits of the year. These systems are unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability, referred to as the year 2000 ("Y2K") issue, if not addressed, could cause these systems to fail or provide incorrect information after December 31, 1999 or when using dates after December 31, 1999. This in turn could have a material adverse effect on our ability to manage our business. We conducted an assessment of the magnitude of its Y2K issue as it relates to computer systems and determined that we were required to upgrade or replace significant portions of our software so that our computer systems would be able to function properly beyond December 31, 1999. However, we cannot assure you that such systems upgrades and replacements will be completed on time, which could adversely affect our business, financial condition, results of operations or prospects. Our Y2K issue relates not only to our own systems but also to those of our customers and suppliers. We are communicating with our suppliers, customers and others with whom we do business to determine the extent of our vulnerability to the failure of third parties to remediate their own Y2K issues. Because of the complexity of the Y2K issue, it is possible that the efforts of suppliers, customers and others with whom we do business may not be satisfactorily completed in a timely fashion. The failure of suppliers, customers or other entities to address the Y2K issue could adversely affect our business, financial condition, results of operations or prospects.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS

  Our unaudited ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated are as follows:

                                Nine Months   Ten Months      Years Ended
                                   Ended        Ended      February 28 or 29,
                               September 30, December 31, --------------------
                                   1998        1997(1)    1997 1996 1995 1994
                               ------------- ------------ ---- ---- ---- -----
Ratio of earnings to fixed
 charges(2)...................     6.7x           --      8.6x 8.7x 6.6x 13.5x
Ratio of earnings to fixed
 charges and preferred stock
 dividends(3).................     6.7x           --      8.6x 8.7x 6.6x 13.5x

--------

(1) In the historical ten months ended December 31, 1997, earnings were inadequate to cover fixed charges in the amount of $0.8 million due to the impact of a $7.0 million compensation charge that will not recur.

(2) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the estimated interest portion of rental expense.

(3) No dividends were paid on our preferred stock.

                              DESCRIPTION OF NOTES

General

  We will issue the notes in one or more series under an indenture between us and State Street Bank and Trust Company, as Trustee (the "Trustee"). The following statements discuss the important terms of the notes and the indenture. We filed the form of the indenture as an exhibit to the registration statement and we urge you to read the indenture because it defines your rights as a holder of notes. As of January 31, 1999, on a proforma basis, we and our subsidiaries had outstanding approximately $230.1 million of indebtedness that ranks senior to the notes and approximately $17.6 million of indebtedness that ranks with the same preference as the notes.

  Unless otherwise indicated in the prospectus supplement related thereto, we will issue the notes only in fully registered form, without coupons.

  The notes and the indenture do not contain financial covenants binding on us or our subsidiaries, nor do they limit the amount of indebtedness, whether senior or subordinated, that we or our subsidiaries can incur.

  No public market exists for the notes and none is expected to develop. Investors should proceed on the assumption that they may have to bear the economic risk of an investment in the notes for an indefinite period of time. The notes will be non-transferable, except upon our consent or to the spouse or lineal decendents of a holder upon the death of the holder.

  Please refer to the prospectus supplement for the following terms of a series of notes:

 . The title of the notes;

 . Any limit upon the aggregate principal amount of the notes;

 . The date or dates on which the principal of the notes is due;

 . The fixed rate or variable rates, or the method by which the fixed rate or variable rates will be determined, at which the notes will bear interest, if any;

 . The date or dates from which any interest will accrue or the method by which any accrual date or dates will be determined;

 . The interest payment dates on which any interest will be payable and the regular record date for the interest payable on any interest payment date; and

 . Any other terms of the notes.

Subordination

  The notes will be our direct, unsecured subordinated obligations. The notes will have a junior position to all other indebtedness except for approximately $16 million aggregate principal amount of notes issued in connection with the acquisition of Trinity Contractors, Inc. that rank with the same preference as the notes. In this context, "indebtedness" means all indebtedness for borrowed money incurred by us and our subsidiaries or indebtedness to secured creditors, holders of any indebtedness guaranteed by us or our subsidiaries and any preferred stockholders, as well as other kinds of contracts and obligations, such as leases, to which we or any of our subsidiaries are a party.

Prepayment Right

  We may prepay the principal of the notes of any series at any time, in whole or in part, without penalty.

Right of Set-Off

  When we acquire a business, the acquisition agreement may require the seller to make payments to us or indemnify us for various obligations. Examples of these obligations include (1) adjustments to the purchase price that might occur after the transaction closes, (2) any obligations of the seller to purchase uncollected accounts receivable and (3) any obligations of the seller to indemnify us. Any note issued to a seller as part of the consideration for the acquisition allows us to credit amounts the seller owes us against amounts we owe the holder of a note.

Consolidation, Merger or Sale

  The indenture generally permits us to consolidate or merge with another business entity. It also permits the sale by us of our properties and assets substantially as an entirety. If this happens, the remaining or acquiring business entity must assume all of our responsibilities and liabilities with respect to the indenture, including the payment of all amounts when due on the notes and the performance of covenants under the indenture.

  However, we can consolidate or merge with or into another business entity or sell our property and assets substantially as an entirety only according to the conditions of the indenture. The remaining or acquiring business entity will be substituted for us in the indenture with the same effect as if it had been the original party thereto. It will also be substituted for us on the notes with the same effect as if it had been the original obligor. If we sell our properties and assets substantially as an entirety, we shall be released from all of our obligations and liabilities under the indenture and the notes.

Payment and Transfer

  Principal, interest and any premium on the notes will be paid at designated places. Payment will be made by check mailed to the person in whose name the notes are registered on days specified in the notes and reflected in any prospectus supplement.

  Subject to the restrictions on transfer described above, a holder may transfer or exchange fully registered notes at the office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Events of Default

  An event of default occurs if:

 . we fail to pay the principal amount of any note when due;

 . we fail to pay interest on any note for 30 days;

 . we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of GroupMAC; or

 . any other event of default included in a specific series of notes occurs.

  If an event of default for any series of notes occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the notes of that series may, after notifying the holders of our senior indebtedness and receiving their consent to act, require us to repay immediately the principal of the notes of that series by giving us written notice to repay. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes of that series can rescind this accelerated payment requirement. For information as to waiver of defaults, see "Modification and Waiver" below.

  The Trustee may withhold notice to the holders of notes of any default, other than the payment of principal and/or interest, if it considers withholding of notice to be in the best interest of the holders.

  A default under other indebtedness of GroupMAC is not an event of default under the indenture or the notes, and an event of default under one series of notes will not necessarily be an event of default under another series.

Modification and Waiver

  Under the indenture, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of each series affected by the modification. No modification of the principal, including any premium, or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Discharge of Indenture

  In most situations, we will be discharged from our obligations under the indenture for any series of notes by either (1) paying or causing to be paid the principal, including any premium, and interest on all outstanding notes of that series when the payments are due or (2) delivering to the Trustee all outstanding notes of that series for cancellation.

  We will also be discharged of our obligations under the indenture if we deposit in escrow or with the Trustee sufficient cash or government securities to pay the principal, premium, if any, and interest on the notes of a particular series to the stated maturity date or a redemption date. This act is commonly known as defeasance. If that happens, payment of the notes of such series may not be accelerated because of an event specified as a default or event of default with respect to the notes, and the holders of the notes of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

  The indenture defines "government securities" to mean interest bearing obligations as a result of the deposit of which the notes are rated in the highest generic long-term debt rating category assigned to defeased debt by one or more nationally recognized rating agencies.

  Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. The indenture restricts our ability to discharge our obligations under notes of a series in this way without assurance that a holder will not be required to recognize gain or loss for federal income tax purposes equal to the difference between the holder's cost or other basis for the notes and the value of the holder's interest in the escrow or trust. As with many tax matters, there can be no assurance that such will be the case, and prospective investors are urged to consult their tax advisers as to the consequences of a discharge of our obligations under the indenture, including the applicability and effect of tax laws other than federal income tax law.

Concerning the Trustee

  State Street Bank and Trust Company is the Trustee under the indenture. The corporate trust office of the Trustee is located at 225 Franklin Street, Boston, Massachusetts 02110.

  Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holder, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of notes may direct the time, method and place of conducting any proceeding or the remedy available to the Trustee, or exercise any power conferred upon the Trustee for any series of notes. The indenture provides that if an event of default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs.

  The Trustee may resign from its duties with respect to the indenture at any time or may be removed by us. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the indenture.

  The indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest," as defined in that law. The indenture also contains limitations on the right of the Trustee, as our creditor, to obtain payment of claims in some cases, or to realize on property received by it in respect of any such claims, as security or otherwise.

                            DESCRIPTION OF WARRANTS

  The following statements discuss the important terms of the warrants. We urge you to read the provisions of the warrant agreement to be entered into by us and the person receiving the warrants and the terms described in the prospectus supplement relating to the warrant agreement for any terms and provisions that may be important to you.

General

  We may issue the warrants, evidenced by warrant certificates, under a warrant agreement independently or together with any notes or common stock. Warrants may be attached to or separate from such notes or common stock. No public market exists for the warrants and none is expected to develop. Investors should proceed on the assumption that they may have to bear the economic risk of an investment in the warrants for an indefinite period of time. The warrants will be non-transferable, except upon our consent or death of the holder.

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

 . the offering price, if any;

 . the number of shares of common stock purchasable upon exercise of one warrant and the initial price at which such shares may be purchased upon exercise;

 . the date on which the right to exercise the warrants begins and the date on which the right expires;

 . resale restrictions on the common stock into which the warrants are exercisable;

 .call provisions; and

 .any other terms of the warrants.

The shares of common stock issuable upon exercise of the warrants will, when issued in accordance with the warrant agreement, be fully paid and nonassessable.

Exercise of Warrants

  A warrant holder may exercise a warrant by delivering to us a notice signed by the warrant holder or a duly authorized agent, indicating the warrant holder's election to exercise all or a portion of the warrants evidenced by the surrendered warrant certificate. This required notice may be in the form found at the end of the warrant certificate. The notice must be accompanied by the surrendered warrant certificate and payment of the aggregate exercise price of the warrants to be exercised. The payment must be made in the form of cash or a cashier's check equal to the exercise price. Within 10 business days after the effectiveness of such exercise, we will deliver or cause to be delivered to the exercising warrant holder a certificate representing the number of shares of common stock purchased, together with cash in lieu of any fraction of a share. If fewer than all of the warrants evidenced by any certificate are exercised, we will deliver to the exercising warrant holder a new warrant certificate representing the unexercised warrants or we will make an appropriate notation on the warrant certificate and return the same certificate to the warrant holder.

Antidilution Provisions

  The exercise price payable and the number of shares of common stock purchasable upon the exercise of each warrant will be subject to adjustment in some circumstances, including the issuance of a stock dividend to holders of common stock or a combination, subdivision or reclassification of common stock. In lieu of adjusting the number of shares of common stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. No adjustment in the number of shares purchasable upon exercise of the warrants will be required until cumulative adjustments require an adjustment of at least 1% of the number of shares purchasable. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. Regardless of these other provisions, in case of any consolidation, merger or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant shall have the right to exercise those warrants for the kind and amount of shares of stock, cash and other securities and property receivable by a holder of the number of shares of common stock for which such warrant was exercisable immediately prior to such transaction.

No Rights as Shareholders

  Simply having the status of being a warrant holder will not entitle a warrant holder to:

 . vote as shareholders,

 . consent as shareholders,

 . receive dividends as shareholders,

 . receive notice as shareholders with respect to any meeting of shareholders for the election of directors of GroupMAC or any other matter, or

 . exercise any rights whatsoever as shareholders of GroupMAC.

                          DESCRIPTION OF CAPITAL STOCK

General

  Under our Articles, we have authority to issue 150,000,000 shares of capital stock, consisting of 50,000,000 shares of preferred stock, par value $0.001 per share, and 100,000,000 shares of common stock, par value $0.001 per share. As of January 31, 1999, we had outstanding 33,624,803 shares of common stock and no shares of preferred stock.

  The following statements discuss the important terms of our capital stock. We urge you to read the Articles, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, for any terms and provisions that may be important to you.

Preferred Stock

  The Articles authorize the issuance of preferred stock in one or more series having designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without approval of holders of common stock, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control of GroupMAC. Although we have no present intention to issue any additional shares of preferred stock, we could do so at any time in the future.

  The particular terms of any series of preferred stock we offer will be set forth in a prospectus supplement. GroupMAC's board of directors or its designee will fix or designate, in a statement of designation that will be filed as part of our Articles, the rights, preferences, privileges and restrictions of that series of preferred stock we offer, including:

 .dividend rights,

 .voting rights,

 .terms of redemption, and

 .liquidation preferences.

  The description of our preferred stock contained in this prospectus and any description that will be contained in a prospectus supplement discusses or will discuss the important terms of the preferred stock. We urge you to read the statement of designation relating to that series of preferred stock, for any terms and provisions that may be important to you.

Common Stock

  Voting Rights. Holders of common stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. GroupMAC's board of directors is classified into three classes of four or five directors each, with the term of each class expiring on a staggered basis. The classification of our board of directors may make it more difficult to change the composition of the board of directors. This may discourage or make more difficult an attempt by a person or group to obtain control of GroupMAC. The Articles do not provide for cumulative voting for the election of directors.

  Dividends. Subject to the preferential rights of any outstanding preferred stock that may be created by our board of directors under the Articles, dividends may be paid to holders of common stock as may be declared by our board of directors out of funds legally available for that purpose. The declaration and payment of dividends on common stock could be restricted by the terms of any preferred stock issued or any loan agreements or other contracts we may enter. Under the TBCA, dividends may be paid by us out of "surplus" (as defined under Article 1.02 of the TBCA) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. However, we do not intend to pay dividends at the present time.

  Liquidation. In the event of the dissolution or winding up of GroupMAC, after payment or provision for payment of our debts and other liabilities and any other series or class of our stock issued in the future that ranks senior as to liquidation rights to the common stock, the holders of common stock will be entitled to receive pro rata all our remaining assets available to such holders.

  Miscellaneous. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

  The common stock is listed on the New York Stock Exchange under the symbol "MAK."

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

Statutory Business Combination Provision

  We are subject to Article 13 of the TBCA ("Article 13") which, with limited exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership. However, this type of transaction is permitted if (1) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (2) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.

Some Important Provisions of the Articles of Incorporation and Bylaws

  The Articles contain a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions constituting a "Business Combination" with an "Interested Shareholder" be approved by the holders of at least 80% of the Company's voting stock. An "Interested Shareholder" is generally the beneficial owner of at least 10% of GroupMAC's voting stock. However, this type of transaction is permitted if (1) the transaction is approved by at least 80% of the "Continuing Directors" of GroupMAC, who constitute a majority of the entire board or (2) certain "fair price" and procedural requirements are satisfied. The Articles define "Business Combination" as:

 . any merger or consolidation involving GroupMAC or a subsidiary of GroupMAC,

 . any sale, lease, exchange, transfer or other disposition in one transaction or a series of transactions, including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of GroupMAC or of a subsidiary of GroupMAC to or with any Interested Shareholder,

 . the issuance, sale, exchange, transfer or other disposition by GroupMAC or a subsidiary of GroupMAC of any securities of GroupMAC or any subsidiary of GroupMAC to or with any Interested Shareholder,

 . any recapitalization or reclassification of GroupMAC's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of an Interested Shareholder,

 . any liquidation, spinoff, splitoff, splitup or dissolution of GroupMAC proposed by or on behalf of any Interested Shareholder, or

 . any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

  "Continuing Director" is defined to mean a director who either was a member of GroupMAC's board of directors prior to the time such Interested Shareholder became an Interested Shareholder or who subsequently became a director of GroupMAC and whose election, or nomination for election by GroupMAC's shareholders, was approved by a vote of at least 80% of the Continuing Directors then on GroupMAC's board of directors, either by a specific vote or by approval of the proxy statement issued by GroupMAC on behalf of GroupMAC's board of directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is an Interested Shareholder and the Business Combination to be voted upon is with such Interested Shareholder or is one in which such Interested Shareholder otherwise has an interest except proportionately as a shareholder of GroupMAC.

  In accordance with our Bylaws, a shareholder of GroupMAC may nominate persons for election to our board of directors if the shareholder submits such nomination, together with certain related information required by our Bylaws, in writing to the Secretary of GroupMAC not less than 120 days nor more than 150 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of shareholders.

                              PLAN OF DISTRIBUTION

  This prospectus covers the offer and sale of up to $50,000,000 of notes, 5,341,034 shares of common stock, warrants to purchase up to 2,000,000 shares of common stock, common stock issuable upon exercise of the warrants and up to $10 million of preferred stock. We currently plan to make additional acquisitions of businesses in our industry. We will issue these securities from time to time in connection with any future acquisitions that we may make of other businesses, properties or securities.

  We expect that the number of shares of common stock, the terms on which those shares will be issued and the price and other terms at which the notes, warrants and preferred stock covered in this prospectus will be offered and issued shall be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired. We also expect that the shares of common stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of shares.

                      CAUTIONARY STATEMENTS REGARDING

                        FORWARD-LOOKING STATEMENTS

  This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the future tense or other forward-looking terms such as "may," "intend," "will," "expect," "anticipate," "objective," "projection," "forecast," "plan," "management believes," "estimate," "continue," "should," "strategy" or "position" or the negatives of those terms or other variations on them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate net sales, income or cash flow are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

 . Our dependence on acquisitions for growth,

 . Our plan to use our stock, other securities and borrowed funds as consideration in future acquisitions, and the effects on our acquisition plan of a perceived decline in the value of our stock and other securities or our inability to borrow money,

 . Our ability to integrate acquired businesses,

 . Our reliance on the commercial success of businesses in the industries we serve, and

 . Our ability to compete both with national companies and with local companies.

  We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this offering memorandum might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

  GroupMAC files annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  1. Our Transition Report on Form 10-K for the ten month period ended December 31, 1997;

  2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  3. Our Current Reports on Form 8-K dated January 19, 1999, January 5, 1999, December 22, 1998, November 25, 1998, November 4, 1998, October 28, 1998, September 15, 1998, June 26, 1998, May 22, 1998 and January 29,
     1998 and on Form 8-K/A dated January 19, 1999, December 22, 1998 (two reports were filed on this date and both reports are incorporated by reference), September 21, 1998 and July 20, 1998 (two reports were filed on this date and both reports are incorporated by reference); and

  4. Our Registration Statement on Form 8-A filed with the SEC on November 4, 1997.

  You may request a copy of these filings (in most cases, without exhibits) at no cost, by writing or telephoning us at our principal executive offices located at the following address:

  Investor Relations
  Group Maintenance America Corp.
  8 Greenway Plaza, Suite 1500
  Houston, Texas 77046
  (713) 860-1000

                                    EXPERTS

  The historical financial statements of Group Maintenance America Corp., Group Maintenance America Corp. and Subsidiaries, K&N Plumbing, Heating and Air Conditioning, Inc., A-ABC Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc., Arkansas Mechanical Services, Inc. and Mechanical Services, Inc., Callahan Roach Products and Publications, Inc., Central Carolina Air Conditioning Company, Hallmark Air Conditioning, Inc. and Subsidiary, Sibley Services, Incorporated, Southeast Mechanical Service, Inc., Willis Refrigeration, Air Conditioning & Heating, Inc., Yale, Incorporated, Hungerford Mechanical Corporation, Mechanical Interiors, Inc., Premex, Inc. and Subsidiary, Barr Electric Corp., Atlantic Industrial Constructors, Inc., Clark Converse Electric Service, Inc., HPS Plumbing Services, Inc., Ray & Claude Goodwin, Inc., Reliable Mechanical, Inc., Romanoff Electric Corp., Continental Electrical Construction Co., Trinity Contractors, Inc. and Trinity Air Technologies, L.P. and Stephen C. Pomeroy, Inc., to the extent and for the periods indicated in their reports, have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Masters, Inc., as of December 31, 1995, December 31, 1996 and June 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the six-month period ended June 30, 1997, incorporated in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of MacDonald-Miller Industries, Inc. incorporated by reference in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Moss Adams LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Article 2.02A of the TBCA provides, in relevant part, as follows:

  Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

    (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

  Article IX of the Articles of Incorporation of Group Maintenance America Corp. (the "Company") (therein referred to as the "Corporation") provides as follows:

    1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

    2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

    3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

  The Company has entered into employment agreements with its executive officers pursuant to which the Company generally is obligated to indemnify such officers to the full extent permitted by the TBCA as described above.

  The Company has purchased liability insurance policies covering the directors and officers of the Company, including, to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1*   Articles of Incorporation of the Company, as amended.
  3.2**  Bylaws of the Company, as amended.
  4.1*   Form of Certificate representing the Common Stock, par value $0.001 per share, of the Company.
  4.2**  Form of Indenture dated as of December   , 1998 between the Company
         and State Street Bank and Trust Company, as Trustee, including the form of note.
  4.3*** Indenture dated January 22, 1999 between the Company and State Street
         Bank and Trust Company, as Trustee.
 5**     Opinion of Bracewell & Patterson, L.L.P. as to the legality of the
         Common Stock being offered.
 10.1*** Form of Lock-up Agreement dated as of January 5, 1999 between the
         Company and certain shareholders of the Company.
 12**    Calculation of Earnings to Fixed Charges and Earnings to Fixed Charges
         and Preferred Stock Dividends.
 21**    Subsidiaries of the Company.
 23.1**  Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).
 23.2*** Consent of KPMG LLP.
 23.3**  Consent of Deloitte & Touche LLP.
 23.4**  Consent of Moss Adams LLP.
 24**    Powers of attorney.
 25**    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939 of State Street Bank and Trust Company.
 27****  Financial Data Schedule.

--------
* Filed as an exhibit to the Company's Form S-1 (Registration No. 333-34067).

** Filed previously.

*** Filed herewith.

**** Filed as an exhibit to the Company's Form 10-Q dated November 16, 1998 under exhibit number 27 and incorporated by this reference.

  (b) Financial Statement Schedules

  No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

  (c) Reports, Opinions, and Appraisals

  The following reports, opinions and appraisals are included herein.

    None.

Item 22. Undertakings.

  (a) Regulation S-K, Item 512 Undertakings

    (1) The undersigned registrant hereby undertakes:

      (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Registration on Form S-4 of Securities Offered for Resale.

      (i) The undersigned hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of new securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Group Maintenance America Corp. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 10, 1999.

                                          GROUP MAINTENANCE AMERICA CORP.

                                          By:    /s/ J. Patrick Millinor, Jr.
                                             ----------------------------------

                                                 J. Patrick Millinor, Jr.
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the indicated capacities on February 10, 1999.

                  Signature                                  Title

              James P. Norris*                  Chairman of the Board;
    -------------------------------------        Director
               James P. Norris

        /s/ J. Patrick Millinor, Jr.            Director and Chief Executive
    -------------------------------------        Officer (principal executive
          J. Patrick Millinor, Jr.               officer)

            /s/ Darren B. Miller                Executive Vice President--
    -------------------------------------        Chief Financial Officer
              Darren B. Miller                   (principal financial officer)

             /s/ Daniel W. Kipp                 Senior Vice President and
    -------------------------------------        Corporate Controller
               Daniel W. Kipp                    (principal accounting
                                                 officer)

               Donald L. Luke*                  Director, President and Chief
    -------------------------------------        Operating Officer
               Donald L. Luke

              Ronald D. Bryant*                 Director
    -------------------------------------
              Ronald D. Bryant

             David L. Henninger*                Director
    -------------------------------------
             David L. Henninger

            Chester J. Jachimiec*               Director
    -------------------------------------
            Chester J. Jachimiec

              Timothy Johnston*                 Director
    -------------------------------------
              Timothy Johnston

            Andrew Jeffrey Kelly*               Director
    -------------------------------------
            Andrew Jeffrey Kelly

              Thomas B. McDade*                 Director
    -------------------------------------
              Thomas B. McDade

                  Signature                                  Title

              Lucian Morrison*                  Director
    -------------------------------------
               Lucian Morrison

             Robert Munson III*                 Director
    -------------------------------------
              Robert Munson III

              Fredric Sigmund*                  Director
    -------------------------------------
               Fredric Sigmund

              John M. Sullivan*                 Director
    -------------------------------------
              John M. Sullivan

              James D. Weaver*                  Director
    -------------------------------------
               James D. Weaver


           /s/ Randolph W. Bryant
    *By: ________________________________

             Randolph W. Bryant
        (Attorney-in-fact for persons
                 indicated)